Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.

(847) 627-7000

UNITED STATIONERS REPORTS THIRD QUARTER 2009 RESULTS

DEERFIELD, Ill., Oct. 29, 2009 — United Stationers Inc. (NASDAQ: USTR), a leading North American wholesale distributor of business products, today reported its third quarter 2009 results.

Third Quarter Financial Highlights

•      GAAP diluted earnings per share were $1.38, versus $1.39 a year ago.  Excluding a year-ago gain on selling two distribution centers, 2009 earnings per share rose nearly 10% from an adjusted $1.26(1).

•      Year-to-date net cash provided by operating activities totaled $294.5 million, versus $65.4 million last year.  Excluding accounts receivable sold, net cash provided by operating cash activities was $317.5 million(1) versus $91.4 million(1) last year.

•      Sales for the third quarter declined 6.8% to $1.25 billion.

•      Gross margin was 14.8% of sales, flat with last year’s third quarter.

•      Operating expenses were $126.3 million, or 10.1% of sales, compared with $136.1 million, or 10.2% of sales in the 2008 quarter.  Excluding the gain on selling two distribution centers, adjusted operating expenses were $141.2 million(1) or 10.6%(1) of sales last year.

•      Operating income was $58.6 million, or 4.7% of sales, versus $61.8 million, or 4.6% of sales, in the prior-year quarter.  Excluding the gain mentioned above, adjusted 2008 operating income was $56.7 million(1) or 4.2%(1) of sales.

•      Net income was $33.5 million versus $33.1 million in the prior-year quarter.  Excluding the 2008 gain, year-ago net income was $29.9 million(1).

“While market conditions remained difficult, United’s sales results showed modest sequential improvement from the second quarter,” said Richard W. Gochnauer, president and chief executive officer. “This reflected the progress we made on our growth initiatives and continued high demand for flu-related jan/san products. Our strong execution of diligent cost management and working capital controls helped us counter the effects of lower sales compared with last year.  Cash flow generation continued at a record pace, enhancing our financial strength and flexibility.  We have achieved these results, in this difficult economy, through the hard work and leadership of our associates.”

Third Quarter Performance

Sales in the third quarter of 2009 declined by 6.8% to $1.25 billion, compared with last year’s $1.34 billion.  Revenue for the quarter was negatively affected by weak economic conditions across all product categories.  However, the year-over-year rate of decline within the office products and furniture categories slowed marginally in the third quarter compared with the second quarter, while the janitorial/breakroom category experienced slightly greater growth from flu-related product demand and growth initiatives. The technology supplies category saw a slightly greater decline from the second quarter, reflecting timing shifts versus the prior year.  Sales within the industrial supplies category continued to be negatively affected by distributor destocking and the current weakness in U.S. manufacturing, oil and gas pipeline, and commercial construction spending.

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Gross margin in the most recent quarter reached $184.9 million, compared with $197.9 million for the same quarter a year ago. Gross margin as a percent of sales was 14.8%, matching the prior-year quarter.  During the third quarter of 2009, gross margin was affected by downward pressure from a lower margin sales mix and a significant decline in the year-over-year effect of inflation.  These pressures were offset by continued cost reduction strategies, lower fuel costs, reduced inventory obsolescence and lower LIFO inventory reserve requirements.

Operating expenses for the latest quarter were $126.3 million, or 10.1% of sales, compared with $136.1 million, or 10.2% of sales, in the same quarter last year.  During the 2008 quarter, the company sold two distribution centers, resulting in a pre-tax gain of approximately $5.1 million.  Operating expenses in the 2009 quarter reflected the cost containment actions within payroll and payroll-related areas, as well as other discretionary items.  In addition, year-over-year bad debt expense declined as the need to increase accounts receivable reserves slowed.

Operating income for the latest quarter was $58.6 million, or 4.7% of sales, compared with $61.8 million, or 4.6% of sales, a year ago.  After adjusting for the gain mentioned earlier, operating income for the 2008 quarter was $56.7 million(1) or 4.2%(1) of sales.

Net income for the quarter was $33.5 million, compared with $33.1 million in the same period last year.  In addition to the factors mentioned above, third quarter 2009 net income was positively affected by lower charges related to the receivables securitization facility due to significantly lower funding needs and a lower effective tax rate from favorable income tax resolutions.

Diluted earnings per share for the 2009 quarter were $1.38, down slightly from $1.39 in the prior-year quarter.  Adjusted for the item previously noted, earnings per share for the 2008 quarter were $1.26(1).

Nine-month Results

Net sales for the nine months ended September 30, 2009 declined by a workday-adjusted 7.7% to $3.5 billion, compared with $3.8 billion, with one fewer selling day in 2009.  GAAP diluted earnings per share for the year-to-date were $2.85, compared with $3.18 in the prior year.  Adjusted to exclude items previously disclosed, diluted earnings per share for the latest nine months were $2.94(1) compared to $3.10(1) for the same period in 2008.

Cash Flow and Debt Trends

Net cash provided by operating activities totaled $294.5 million for the latest nine-month period, versus cash provided of $65.4 million a year ago.  Excluding the effects of accounts receivable sold, net cash provided by operating activities for the period ending September 30, 2009 was $317.5 million(1), compared with $91.4 million(1) in the prior year.  Cash flow used in investing activities totaled $8.8 million in 2009, down from $20.6 million last year.  Capital spending through the nine months was $8.9 million and is expected to be approximately $15 million for the full year.

Outstanding debt totaled $441.8 million at September 30, 2009.  Outstanding debt plus securitization financing was down $272.0 million(1) during the past 12 months.

“Strong cash flow generation is a hallmark of United’s business model and is further magnified in a declining sales environment when working capital contracts,” said Gochnauer. “We effectively reduced inventories and increased inventory turnover during the quarter and year-to-date, while supporting our customers with high service levels. United’s strong balance sheet and access to cost-effective liquidity, puts the company in a good position to weather the recession and support working capital needs when sales recover.”

Outlook

“Our markets showed some signs of stabilization during the third quarter, although further deterioration in unemployment trends and weak manufacturing activity are concerning as we look forward,” Gochnauer stated. “October sales are tracking about even with last year.  Sequentially, sales are benefitting from prior-year timing shifts and a sales decrease in last year’s fourth quarter when economic activity dropped off.  We also continue to see a positive impact from our internal initiatives and sales of flu-related products.”

“The current rate of product price inflation is low in contrast with last year’s unusually high inflation, which is expected to depress margins in the near term. Given the fragile economic outlook, we will remain focused on keeping costs and working capital aligned with sales.  We expect some cost headwinds as we begin to rollback temporary cost reductions and continue investing in innovation of our core distribution and marketing capabilities.  We are confident that our unique distribution and marketing services can help our suppliers and customers navigate these challenging times and will enable United to emerge from the recession in a stronger position,” concluded Gochnauer.

Conference Call

United Stationers will hold a conference call, including a question and answer session on Friday, October 30, 2009 at 10:00 a.m. CT, to discuss third quarter results. To participate, callers within the U.S. should dial (800) 762-8779 and international callers should dial (480) 629-9771 about 10 minutes before the presentation. Provide the operator with the conference call title “Q3 2009 United Stationers Earnings Conference Call.” To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends.  This news release, along with a financial slide presentation and other information relating to the call, also will be available on United’s Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with net sales for 2008 of approximately $5.0 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 65 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$1,246,743	$1,337,855	$3,527,245	$3,841,664
Cost of goods sold	1,061,847	1,139,995	3,014,600	3,277,480
Gross profit	184,896	197,860	512,645	564,184

Operating expenses:
Warehousing, marketing and administrative expenses	126,282	136,055	383,907	414,756

Operating income	58,614	61,805	128,738	149,428

Interest expense, net	6,645	6,380	20,774	20,123

Other expense, net	—	2,063	204	6,296

Income before income taxes	51,969	53,362	107,760	123,009

Income tax expense	18,501	20,293	39,613	47,150

Net income	$33,468	$33,069	$68,147	$75,859

Net income per share - diluted	$1.38	$1.39	$2.85	$3.18
Weighted average number of common shares - diluted	24,218	23,721	23,935	23,883

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of September 30,		As of
	2009	2008	Dec. 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$75,209	$41,804	$10,662
Accounts receivable, net*	645,704	531,323	610,210
Inventories	533,894	691,258	680,516
Other current assets	32,497	35,692	33,857
Total current assets	1,287,304	1,300,077	1,335,245

Property, plant and equipment, net	136,872	156,327	153,014
Intangible assets, net	64,172	68,937	67,982
Goodwill, net	314,429	317,025	314,441
Other long-term assets	14,488	12,751	10,834
Total assets	$1,817,265	$1,855,117	$1,881,516

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$431,814	$503,530	$341,084
Accrued liabilities	177,726	190,714	186,530
Total current liabilities	609,540	694,244	527,614

Deferred income taxes	—	27,244	—
Long-term debt	441,800	491,800	663,100
Other long-term liabilities	110,753	50,644	125,164
Total liabilities	1,162,093	1,263,932	1,315,878

Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued — 37,217,814 shares in 2009 and 2008	3,722	3,722	3,722
Additional paid-in capital	383,353	380,112	382,721
Treasury stock, at cost — 13,336,966 and 13,679,430 shares at September 30, 2009 and 2008, respectively, and 13,687,843 shares at December 31, 2008	(703,262)	(712,716)	(712,944)
Retained earnings	1,025,236	934,534	957,089
Accumulated other comprehensive loss	(53,877)	(14,467)	(64,950)
Total stockholders’ equity	655,172	591,185	565,638
Total liabilities and stockholders’ equity	$1,817,265	$1,855,117	$1,881,516

*The September 30, 2008 and December 31, 2008 accounts receivable balances do not include $222.0 million and $23.0 million of accounts receivable sold through a securitization program, which qualified for off-balance sheet treatment.  Retained interest in accounts receivable sold was $442.3 million at September 30, 2009, $191.6 million at September 30, 2008, and $327.9 million at December 31, 2008.

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United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended Sept. 30,
	2009	2008
Cash Flows From Operating Activities:
Net income	$68,147	$75,859
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,994	32,954
Share-based compensation	9,716	6,714
Asset impairment charge	—	6,735
Loss (gain) on the disposition of plant, property and equipment	17	(9,832)
Amortization of capitalized financing costs	707	720
Excess tax benefits related to share-based compensation	(208)	(87)
Deferred income taxes	(14,316)	(3,673)
Changes in operating assets and liabilities:
Increase in accounts receivable and retained interest in receivables sold, net	(35,690)	(105,934)
Decrease in inventory	146,590	29,302
Decrease in other assets	5,461	3,334
Increase in accounts payable	94,936	84,832
Decrease in checks in-transit	(4,184)	(29,752)
Decrease in accrued liabilities	(9,296)	(12,558)
Increase (decrease) in other liabilities	1,588	(13,218)
Net cash provided by operating activities	294,462	65,396
Cash Flows From Investing Activities:
Capital expenditures	(8,875)	(25,798)
Proceeds from the disposition of property, plant and equipment	95	18,170
Acquisitions	—	(12,944)
Net cash used in investing activities	(8,780)	(20,572)
Cash Flows From Financing Activities:
Net (repayments) borrowings under Revolving Credit Facility	(221,300)	40,800
Net proceeds from share-based compensation arrangements	865	1,898
Acquisition of treasury stock, at cost	—	(67,505)
Excess tax benefits related to share-based compensation	208	87
Payment of debt issuance costs	(897)	(256)
Net cash used in financing activities	(221,124)	(24,976)
Effect of exchange rate changes on cash and cash equivalents	(11)	(1)
Net change in cash and cash equivalents	64,547	19,847
Cash and cash equivalents, beginning of period	10,662	21,957
Cash and cash equivalents, end of period	$75,209	$41,804

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	As of September 30,
	2009	2008	Change
Long-term debt	$441,800	$491,800	$(50,000)
Accounts receivable sold	—	222,000	(222,000)
Total debt and securitization (adjusted debt)	441,800	713,800	(272,000)
Stockholders’ equity	655,172	591,185	63,987
Total capitalization	$1,096,972	$1,304,985	$(208,013)

Adjusted debt-to-total capitalization	40.3%	54.7%	(14.4)%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that accounts receivable sold under the company’s prior receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers these accounts receivables sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds these accounts receivable sold to debt, and calculates debt-to-total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities:
Net cash provided by operating activities	$294,462	$65,396
Excluding the change in accounts receivable sold	23,000	26,000
Net cash provided by operating activities excluding the effects of accounts receivable sold	$317,462	$91,396

Cash Flows From Financing Activities:
Net cash used in financing activities	$(221,124)	$(24,976)
Including the change in accounts receivable sold	(23,000)	(26,000)
Net cash used in financing activities including the effects of accounts receivable sold	$(244,124)	$(50,976)

Note: Net cash provided by operating activities, excluding the effects of receivables sold is presented as an additional liquidity measure. During the first quarter of 2009, the company entered into a new accounts receivable securitization program that was structured to maintain accounts receivable on its balance sheet.  In contrast, the prior securitization facility was structured for off-balance sheet treatment.  Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s prior receivables securitization program be reflected within operating cash flows. Internally, the company considers these accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in these accounts receivable sold.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Earnings Per Share

(in millions, except per share data)

	For the Three Months Ended September 30,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Net Sales	$1,246.7	100.00%	$1,337.9	100.00%

Gross profit	$184.9	14.83%	$197.9	14.79%

Operating expenses	$126.3	10.13%	$136.1	10.17%
Gain on sale of distribution centers	—	—	5.1	0.38%
Adjusted operating expenses	$126.3	10.13%	$141.2	10.55%

Operating income	$58.6	4.70%	$61.8	4.62%
Operating expense item noted above	—	—	(5.1)	(0.38)%
Adjusted operating income	$58.6	4.70%	$56.7	4.24%

Net Income	$33.5	2.69%	$33.1	2.47%
Operating expense item noted above, net of tax	—	—	(3.2)	(0.24)%
Adjusted net income	$33.5	2.69%	$29.9	2.23%

Net income per share — diluted	$1.38		$1.39
Per share operating expense item noted above	—		(0.13)
Adjusted net income per share — diluted	$1.38		$1.26

Weighted average number of common shares — diluted	24.2		23.7

Note: Adjusted Operating Income, Net Income and Earnings Per Share exclude the effects of a gain on the sale of two distribution centers.  Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income.  The company believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income, Net Income and Earnings Per Share

(in millions, except per share data)

	For the Nine Months Ended September 30,
	2009		2008
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Net Sales	$3,527.2	100.00%	$3,841.7	100.00%

Gross profit	$512.6	14.53%	$564.2	14.69%

Operating expenses	$383.9	10.88%	$414.8	10.80%
Asset impairment charge	—	—	(6.7)	(0.17)%
Gain on sale of distribution centers	—	—	5.1	0.13%
Gain on sale of former corporate headquarters	—	—	4.7	0.12%
Restructuring charge related to workforce reduction	(3.4)	(0.09)%	—	—
Adjusted operating expenses	$380.5	10.79%	$417.9	10.88%

Operating income	$128.7	3.65%	$149.4	3.89%
Operating expense item noted above	3.4	0.09%	(3.1)	(0.08)%
Adjusted operating income	$132.1	3.74%	$146.3	3.81%

Net Income	$68.1	1.93%	$75.9	1.98%
Operating expense item noted above, net of tax	2.1	0.06%	(1.9)	(0.05)%
Adjusted net income	$70.2	1.99%	$74.0	1.93%

Net income per share — diluted	$2.85		$3.18
Per share operating expense item noted above	0.09		(0.08)
Adjusted net income per share — diluted	$2.94		$3.10

Weighted average number of common shares — diluted	23.9		23.9

Note: Adjusted Operating Income, Net Income and Earnings Per Share exclude the effects of a gain on the sale of the company’s former headquarters and two distribution centers, an asset impairment charge related to capitalized software development costs and a severance charge.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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